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This press release, issued on April 10, 2019, contains the revised version of the FONAR CHAIRMAN’S LETTER TO SHAREHOLDERS contained in Fonar Corporation’s annual report filed with its proxy statement on April 5, 2019.

NEWS	FONAR Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR Announces Annual Meeting and Shareholder Letter

MELVILLE, NEW YORK, April 10, 2019 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today it is holding its annual shareholder meeting on May 20, 2019, in Wilmington, DE. The proxy statement, filed on Friday, April 5, 2019, contains the annual FONAR CHAIRMAN’S LETTER TO SHAREHOLDERS.

FONAR CHAIRMAN’S LETTER TO SHAREHOLDERS

May 2019

Dear Shareholders:

I am pleased to report that as of December 31, 2018, FONAR posted 35 consecutive quarters of positive net income and positive income from operations.

Fiscal Year Ended June 30,	Total FONAR Revenue	Total FONAR Net (Loss) Income	Diluted Net (Loss) Income Per Common Share
2010	$31,815,555	($3,012,742)	($0.61)
2011	$33,136,395	$3,309,019	$0.55
2012	$39,444,419	$6,875,073	$0.91
2013	$49,141,814	$10,256,362	$1.34
2014	$68,505,477	$13,396,769	$1.58
2015	$69,050,996	$15,430,383	$1.95
2016	$73,368,210	$18,795,517	$2.38
2017	$78,036,586	$23,678,798	$2.92
2018	$81,515,994	$25,452,185	$3.10

 FONAR’s primary source of income and growth has been attributable to Health Management Company of America (HMCA), the company’s diagnostic imaging management subsidiary. In calendar 2009, the facilities under management by HMCA completed 29,000 MRI scans. Since then, my son Timothy (president and CEO of FONAR) and his hand-picked management have grown HMCA significantly. At present, HMCA manages diagnostic imaging centers that in 2018 completed 180,000 MRI scans, compared to 170,000 in 2017.

About HMCA

In response to the financial uncertainties caused by erratic MRI equipment sales in the 1990’s, FONAR sought a steady and reliable source of revenue. At that point, not only was FONAR, as the inventor of MR scanning, the master of MRI technology, but FONAR, having worked with its customers for nearly 20 years, had also become very familiar with the day-to-day management of independent MRI scanning centers. Ideally positioned to expand into the MRI practice management business, FONAR formed the HMCA subsidiary in 1997. Since then, HMCA has become the leading source of revenue and profit.

HMCA’s continuing success is fundamentally attributable to the ever-growing appeal of FONAR MRI technology among patients and physicians. Patients strongly prefer the FONAR Multi-Position™ UPRIGHT® MRI, also known as the Stand-Up® MRI, for its comfort and openness, unlike the more conventional “tunnel” MRIs. Physicians are drawn to the UPRIGHT® MRI as well, for two reasons: They can accommodate their patients’ preferences without compromising on diagnostic image quality, and for the many instances where the anatomy of interest needs to be viewed in a weight-bearing position, such as the lower back and cervical spine with the patient either standing or sitting, the UPRIGHT® is the only MRI that can do it. But outstanding technology is no guarantee of success. It has to be properly marketed, and the patients and their physicians have to be pleased with the service they receive at the scanning centers. Accordingly, marketing and service to both patients and referring doctors are top priorities at HMCA-managed centers.

Regarding the future, HMCA continues to conduct demographic studies in search of de novo locations and/or acquisition opportunities in New York and Florida that are compatible with our business plan and would add quickly and significantly to net revenues and profit.

About FONAR

FONAR, The Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978 and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world's first commercial MRI in 1980, and went public in 1981. The Company, which has installed over 400 MRIs all over the world, continues to manufacture, sell, service and upgrade FONAR scanners.

FONAR's signature product is its fully patented FONAR UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), the only whole-body MRI that can perform Position™ imaging (pMRI™), which means patients can be scanned in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as in the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are “lie-down-only”, or "weightless-only" scanners. Weight-bearing MRI enables more complete diagnoses in comparison to “weightless” MRIs. In fact, the FONAR UPRIGHT® Multi-Position™ MRI has detected problems that were underestimated or missed entirely on “weightless-only” MRI scanners, particularly scans of the spine. This is very important because most MRI scans performed are of the spine. With the UPRIGHT® MRI’s power to “see it all,” the benefits of this unique scanner continue to gain traction in the medical community because the UPRIGHT® provides referring physicians the means to achieve better outcomes for their patients.

There is another very important feature of the UPRIGHT® MRI. It is the Patient-Friendly™ MRI, a claim strongly supported by the near-zero claustrophobic rejection rate by patients. In fact, approximately 85% of patients are scanned sitting while watching TV. The unique diagnostic benefits of the FONAR UPRIGHT® Multi-Position™ MRI, along with its enormous popularity among patients, contribute significantly to the success enjoyed by FONAR users everywhere.

MRI is “The Single Most Important Diagnostic Discovery in the History of All of Medicine” - Professor Donlin Long, M.D., former Chairman of Neurosurgery, Johns Hopkins University

Professor Long made this statement on November 10, 2018, when I was awarded the Excellence in Medicine Medal of Honor from the Chiari & Syringomyelia Foundation at Brooks’s in London, England. He was joined by Fraser Henderson, M.D., a neurosurgeon and member of the steering committee for the Chiari & Syringomyelia Foundation, who said, “Raymond Damadian revolutionized medicine with the discovery and development of MRI.”

The award citation included: “In 1970, Raymond Damadian made the discovery that is the basis for MR scanning - that there is a marked difference in relaxation times between normal and abnormal tissues of the same type, as well as between different types of normal tissues. This seminal discovery, which remains the basis for the making of every MRI image ever produced, is the foundation of the MRI industry.”

While this award was very gratifying to me personally, I gratefully acknowledge the support and contributions of family, friends, FONAR employees and FONAR stockholders for their support in creating an industry that has helped millions all over the world.

FONAR Technology Credited

A peer-reviewed research chapter found on-line at IntechOpen.com states that the “FONAR upright weight-bearing MRI has been shown to be most sensitive in detecting cerebellar tonsillar ectopia since the weight-bearing posture presents the cerebellar tonsils further distended into the foramen magnum.” Later in the chapter, it states, “Upright Cine MRI of the cranio-cervical junction demonstrates CSF flow dynamics.” These give significant credit to the FONAR UPRIGHT® Multi-Position™ MRI.

Essentially, this chapter reports on the latest FONAR UPRIGHT® (fully weight-loaded) evidence regarding the craniocervical junction syndrome (CCS). My own research, using the FONAR UPRIGHT® Multi-Position™ MRI, indicates that the CCS is a major cause of many neurodegenerative diseases. Continued understanding of the CCS may plausibly have a significant impact on the genesis and treatments of the many neurodegenerative diseases that plague mankind. These include Multiple Sclerosis, Amyotrophic Lateral Sclerosis (Lou Gehrig’s Disease), Alzheimer’s, Parkinson’s and additionally the non-neurodegenerative diseases Childhood Autism and birth injury Cerebral Palsy.

Ongoing Research

FONAR continues its work on visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates from the brain to the sacrum of the vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF flow in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

Conclusion

I believe that the combination of FONAR’s unique technology and the ongoing success of our diagnostic imaging management subsidiary, HMCA, will keep FONAR on the path of steady growth and profitability for years to come.

As always, I remain grateful to our stockholders, customers and employees for their loyal support.

Sincerely,

Raymond V. Damadian

Chairman

About FONAR

FONAR, The Inventor of MR Scanning™, is located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981.

The Company’s two industry segments are: development, manufacturing and servicing of the FONAR UPRIGHT® Multi-Position™ MRI, aka Stand-Up® MRI, and management of 26 MRI centers through its subsidiary, Health Management Company of America (HMCA).

FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion, extension, and spinal rotation, as well as the conventional lie-down only position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down only and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.